Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2022 Fourth Quarter Results

Oxford, CT – May 26, 2022 – RBC Bearings Incorporated (Nasdaq: ROLL, ROLLP), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2022.

Key Highlights

●	Fourth quarter net sales of $358.9 million increased 123.9% over last year; organic net sales up 10.4%.
●	Fourth quarter gross margin of $137.5 million, 38.3%; adjusted gross margin of $144.3 million, 40.2% compared to 39.1% for the same period last year.
●	Fourth quarter EBITDA of 25.6%; adjusted EBITDA of 29.1% vs last year adjusted EBITDA of 28.6%.
●	First quarter outlook shows net sales of $355.0 million to $365.0 million, a growth rate of 127.3% to 133.7%.
●	Fourth Quarter GAAP diluted EPS $0.92, adjusted diluted EPS $1.26, and adjusted cash diluted EPS $2.15

Fourth Quarter Financial Highlights

	Fiscal 2022		Fiscal 2021		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$358.9		$160.3		123.9%
Gross margin	$137.5	$144.3	$62.5	$62.7	120.1%	130.1%
Gross margin %	38.3%	40.2%	39.0%	39.1%
Operating income	$57.8	$70.4	$29.7	$32.5	94.5%	116.4%
Operating income %	16.1%	19.6%	18.6%	20.3%
Net income	$32.2	$42.0	$25.0	$27.4	29.0%	53.5%
Net income available to common stockholders	$26.5	$36.3	$25.0	$27.4	6.0%	32.5%
Diluted EPS	$0.92	$1.26	$0.99	$1.08	-7.1%	16.7%

(1)	Results exclude items in reconciliation below.

Twelve Month Financial Highlights

	Fiscal 2022		Fiscal 2021		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$942.9		$609.0		54.8%
Gross margin	$357.1	$371.8	$234.1	$237.2	52.5%	56.8%
Gross margin %	37.9%	39.4%	38.4%	38.9%
Operating income	$130.1	$177.0	$111.5	$120.2	16.7%	47.2%
Operating income %	13.8%	18.8%	18.3%	19.7%
Net income	$65.1	$118.0	$89.6	$96.9	-27.4%	21.7%
Net income available to common stockholders	$53.1	$105.9	$89.6	$96.9	-40.8%	9.3%
Diluted EPS	$1.95	$3.89	$3.58	$3.87	-45.5%	0.5%

(1)	Results exclude items in reconciliation below.

“The record performance of our Company in the fourth quarter demonstrated the value created by the merger of Dodge Industrial with RBC Bearings. We are very encouraged with the speed of integration and management cohesion achieved by these two extraordinary and complementary businesses,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2022 were $358.9 million, an increase of 123.9% from $160.3 million in the fourth quarter of fiscal 2021. Net sales for our Industrial segment increased 297.3%, including sales of approximately $181.9 million from Dodge, while our Aerospace/Defense segment increased 8.9%. Gross margin for the fourth quarter of fiscal 2022 was $137.5 million compared to $62.5 million for the same period last year. On an adjusted basis, gross margin was $144.3 million for the fourth quarter of fiscal 2022 compared to an adjusted $62.7 million for the same quarter last year.

SG&A for the fourth quarter of fiscal 2022 was $56.0 million, an increase of $28.6 million from $27.4 million for the same period last year. As a percentage of net sales, SG&A was 15.6% for the fourth quarter of fiscal 2022 compared to 17.1% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2022 totaled $23.7 million compared to $5.3 million for the same period last year. For the fourth quarter of fiscal 2022, other operating expenses included $17.2 million of amortization of intangible assets, $5.7 million of costs associated with the Dodge acquisition, and $0.8 million of other items. For the fourth quarter of fiscal 2021, other operating expenses included $2.5 million of amortization of intangible assets, $1.5 million of costs associated with a cyber event, $1.0 million of restructuring costs and related items, and $0.3 million of other costs.

Operating income for the fourth quarter of fiscal 2022 was $57.8 million compared to $29.7 million for the same period last year. Excluding approximately $12.5 million of acquisition costs, adjusted operating income for the fourth quarter of fiscal 2022 was $70.4 million. Excluding $1.5 million of costs associated with a cyber event, and other restructuring charges and related items of $1.3 million, adjusted operating income for the fourth quarter of fiscal 2021 was $32.5 million. Adjusted operating income as a percentage of net sales was 19.6% for the fourth quarter of fiscal 2022 compared to 20.3% for the same period last year.

Interest expense, net, was $13.6 million for the fourth quarter of fiscal 2022 compared to $0.3 million for the same period last year. The increase in interest cost during the period is a result of the quarterly impact of the permanent financing in place associated with the Dodge acquisition.

Income tax expense for the fourth quarter of fiscal 2022 was $11.9 million compared to $4.7 million for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2022 was 26.9% compared to 15.8% for the same period last year. The fiscal 2022 fourth quarter income tax expense included $0.1 million of tax benefits from share-based stock compensation and $0.6 million of discrete tax benefit primarily due to a decrease in the reserves for unrecognized tax positions pertaining primarily to the statute of limitations expiration. The tax rate for the fourth quarter was negatively impacted by the inclusion of certain pre-tax acquisition related charges that are not deductible for tax purposes. Income tax expense for the fourth quarter of fiscal 2021 included $1.4 million of tax benefits from share-based stock compensation.

Net income for the fourth quarter of fiscal 2022 was $32.2 million compared to net income of $25.0 million for the same period last year. On an adjusted basis, net income was $42.0 million for the fourth quarter of fiscal 2022 compared to $27.4 million for the same period last year. Net income available to common stockholders for the fourth quarter of fiscal 2022 was $26.5 million compared to $25.0 million for the same period last year. On an adjusted basis, net income available to common stockholders for the fourth quarter of fiscal 2022 was $36.3 million compared to $27.4 million for the same period last year.

Diluted EPS for the fourth quarter of fiscal 2022 was $0.92 per share compared to $0.99 per share for the same period last year. On an adjusted basis, diluted EPS was $1.26 per share for the fourth quarter of fiscal 2022 compared to $1.08 per share for the same period last year.

Backlog as of April 2, 2022 was $603.1 million compared to $394.8 million as of April 3, 2021 and $552.7 million as of January 1, 2022.

Outlook for the First Quarter Fiscal 2023

The Company expects net sales to be approximately $355.0 million to $365.0 million in the first quarter of fiscal 2023, compared to $156.2 million last year, a growth rate of 127.3% to 133.7%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Thursday, May 26th at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID #8884584. An audio replay of the call will be available from 2:00 p.m. ET May 26th, 2022, until 2:00 p.m. ET June 2nd, 2022. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID #8884584. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of acquisition related fair value adjustments to inventory. Adjusted operating income excludes acquisition expenses including the impact of acquisition-related fair value adjustments in connection with purchase, restructuring and other similar charges, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses. We believe that adjusted gross margin and adjusted operating income are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income and Adjusted Earnings Per Share

Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude acquisition expenses including the impact of acquisition-related fair value adjustments in connection with purchase, restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Cash Net Income and Adjusted Cash Earnings Per Share

Adjusted cash net income and adjusted cash earnings per share excludes non-cash expenses for depreciation and amortization of fixed and intangible assets, stock compensation and amortization of deferred finance fees, net of their income tax impact. We believe that adjusted cash net income and adjusted cash earnings per share are useful in assessing our financial performance by excluding items that do not affect the cash available to common stockholders before capital expenditures.

EBITDA

EBITDA represents earnings from continuing operations before interest and other debt related activities, taxes, depreciation and amortization and stock compensation expense. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is the term we use to describe EBITDA adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or “net debt leverage”, as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and is utilized when making key investment decisions and evaluating us against peers.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, the COVID-19 pandemic, geopolitical factors, future levels of aerospace/defense and industrial market activity, future financial performance, our debt leverage, the integration of our recent Dodge acquisition, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
	2022	2021	2022	2021
Net sales	$358,879	$160,295	$942,937	$608,984
Cost of sales	221,393	97,826	585,869	374,878
Gross margin	137,486	62,469	357,068	234,106

Operating expenses:
Selling, general and administrative	55,962	27,409	158,634	106,000
Other, net	23,678	5,320	68,371	16,648
Total operating expenses	79,640	32,729	227,005	122,648

Operating income	57,846	29,740	130,063	111,458

Interest expense, net	13,573	335	41,510	1,430
Other non-operating (income)/expense	195	(234)	834	(31)
Income before income taxes	44,078	29,639	87,719	110,059
Provision for income taxes	11,878	4,685	22,654	20,426
Net income	32,200	24,954	65,065	89,633
Preferred stock dividends	5,750	-	12,011	-
Net income/(loss) available to common stockholders	$26,450	$24,954	$53,054	$89,633

Net income/(loss) per share available to common stockholders:
Basic	$0.92	$1.00	$1.97	$3.61
Diluted	$0.92	$0.99	$1.95	$3.58

Weighted average common shares:
Basic	28,645,468	24,948,546	26,946,355	24,851,344
Diluted	28,865,257	25,231,485	27,214,232	25,048,451

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to Adjusted Gross Margin:	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Reported gross margin	$137,486	$62,469	$357,068	$234,106
Transaction and related costs	6,826	-	13,803	-
Restructuring and consolidation	-	242	929	3,071
Adjusted gross margin	$144,312	$62,711	$371,800	$237,177

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to Adjusted Operating Income:	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Reported operating income	$57,846	$29,740	$130,063	$111,458
Transaction and related costs	7,850	-	36,401	-
Transition services	4,678	-	8,003	-
Cyber event	-	1,507	-	1,507
Restructuring and consolidation	-	1,273	2,544	7,247
Adjusted operating income	$70,374	$32,520	$177,011	$120,212

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Net Income Available to Common Stockholders to Adjusted Net Income Available to Common Stockholders:	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Reported net income/(loss)	$32,200	$24,954	$65,065	$89,633
Transaction and related costs	7,850	-	53,947	-
Transition services	4,678	-	8,003	-
Cyber event	-	1,507	-	1,507
Restructuring and consolidation	-	1,273	2,544	7,247
Foreign exchange translation loss	33	(206)	126	240
Tax impact of adjustments and other tax matters	(2,741)	(153)	(11,735)	(1,739)
Adjusted net income	$42,020	$27,375	$117,950	$96,888

Preferred stock dividends	5,750	-	12,011	-

Adjusted net income available to common stockholders	$36,270	$27,375	$105,939	$96,888

Adjusted net income per common share:
Basic	$1.27	$1.10	$3.93	$3.90
Diluted	$1.26	$1.08	$3.89	$3.87

Weighted average common shares:
Basic	28,645,468	24,948,546	26,946,355	24,851,344
Diluted	28,865,257	25,231,485	27,214,232	25,048,451

	Three Months Ended		Twelve Months Ended
Reconciliation of operating income to EBITDA to Adjusted EBITDA:	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Operating income	$57,846	$29,740	$130,063	$111,458
Depreciation and amortization	28,177	7,932	65,532	32,744
Stock compensation expense	5,891	5,457	23,925	21,299
EBITDA	$91,914	$43,129	$219,520	$165,501
Transaction and related costs	7,850	-	36,401	-
Transition services	4,678	-	8,003	-
Cyber event	-	1,507	-	1,507
Restructuring and consolidation	-	1,273	2,544	7,247
Adjusted EBITDA	$104,442	$45,909	$266,468	$174,255

	Three Months Ended		Twelve Months Ended
Reconciliation of Adjusted Net Income Available to Common Stockholders to Adjusted Cash Net Available to Common Stockholders:	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Adjusted net income available to common stockholders	$36,270	$27,375	$105,939	$96,888
Depreciation and amortization	28,177	7,932	65,532	32,744
Stock compensation expense	5,891	5,457	23,925	21,299
Amortization of deferred finance fees	1,330	107	2,315	472
Tax impact of adjustments	(9,540)	(6,666)	(20,626)	(14,192)
Adjusted cash net income available to common stockholders	$62,128	$34,205	$177,085	$137,211

Adjusted cash net income per common share:
Basic	$2.17	$1.37	$6.57	$5.52
Diluted	$2.15	$1.36	$6.51	$5.48

Weighted average common shares:
Basic	28,645,468	24,948,546	26,946,355	24,851,344
Diluted	28,865,257	25,231,485	27,214,232	25,048,451

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
Selected Financial Data:	2022	2021	2022	2021
Cash provided by operating activities	$46,867	$41,867	$180,293	$152,453

Capital expenditures	$7,998	$2,963	$29,759	$11,772

Total debt			$1,688,341	$16,107

Cash on hand			$182,862	$241,335

Total debt minus cash on hand			$1,505,479	$(225,228)

Repurchase of common stock			$8,526	$6,845

Backlog			$603,090	$394,773

	Three Months Ended		Twelve Months Ended
	April 2,	April 3,	April 2,	April 3,
Segment Data, Net External Sales:	2022	2021	2022	2021
Industrial segment	$253,894	$63,906	$561,469	$212,762
Aerospace and defense segment	104,985	96,389	381,468	396,222
	$358,879	$160,295	$942,937	$608,984

Contacts

RBC Bearings

Robert Sullivan

203-267-5014

Rsullivan@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com